Consolidated Financial Statements of

NORTHERN ORION RESOURCES INC.

December 31, 2004, 2003 and 2002

Deloitte & Touche LLP 2800 - 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: (604) 669-4466 Fax: (604) 685-0395 www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Shareholders of
Northern Orion Resources Inc.

We have audited the consolidated balance sheets of Northern Orion Resources Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

The Company is not required to have, nor were engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.

(Signed) Deloitte & Touche LLP

Independent Registered Chartered Accountants
Vancouver, British Columbia
March 29, 2005

Member of
Deloitte Touche Tohmatsu

NORTHERN ORION RESOURCES INC.
Consolidated Balance Sheets
(Expressed in thousands of United States dollars)

	December 31,	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$40,748	$11,387
Temporary investments	4,941	--
Marketable securities (Note 3)	144	150
Prepaid expenses and other receivables	359	160
Total current assets	46,192	11,697

DEFERRED FINANCE CHARGES (Note 6(a))	1,134	--
EQUIPMENT (net of accumulated depreciation of $86 (2003 - $73))	60	12
MINERAL PROPERTY INTERESTS (Note 4)	56,592	75,993
EQUITY INVESTMENT IN MINERA ALUMBRERA LTD.
(Note 5)	85,100	94,585

TOTAL ASSETS	$189,078	$182,287

LIABILITIES

Accounts payable and accrued liabilities	$1,624	$941
Current portion of long term debt (Note 6)	23,400	--
Total current liabilities	25,024	941

LONG-TERM DEBT (Note 6)	3,040	33,583
ASSET RETIREMENT OBLIGATION (Note 2(n))	247	97
FUTURE INCOME TAXES (Note 10)	20,370	18,885
TOTAL LIABILITIES	48,681	53,506

SHAREHOLDERS’ EQUITY
Share capital (Note 7)	191,415	183,993
Warrants (Note 7(b))	6,043	5,588
Contributed surplus	6,687	5,848
Cumulative translation adjustment	(3,914)	(5,585)
Deficit	(59,834)	(61,063)
TOTAL SHAREHOLDERS’ EQUITY	140,397	128,781

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$189,078	$182,287
CONTINGENCY (Note 11)
SUBSEQUENT EVENTS (Note 15)

See accompanying notes to consolidated financial statements.

Approved by the Board of Directors

“Robert Gayton”	“David Cohen”
Robert Gayton	David Cohen

NORTHERN ORION RESOURCES INC.
Consolidated Statements of Operations and Deficit
(Expressed in thousands of United States dollars, except per share amounts)

	For the years ended December 31,
	2004	2003	2002

EQUITY EARNINGS OF MINERA
ALUMBRERA LTD. (Note 5)	$32,659	$10,562	$--

EXPENSES
Financing costs	1,036	--	--
Foreign exchange losses (gains)	1,621	436	(1)
Office and administration	2,205	812	355
Professional and consulting	1,989	1,840	908
Stock-based compensation	1,607	5,043	20
EARNINGS (LOSS) BEFORE THE
FOLLOWING	24,201	2,431	(1,282)

WRITE-DOWN OF MINERAL PROPERTY
INTERESTS (Note 4(b))	(22,209)	--	--
INTEREST AND OTHER INCOME	366	438	13
INTEREST EXPENSE	(1,129)	(513)	--

NET EARNINGS (LOSS) FOR THE YEAR	1,229	2,356	(1,269)

DEFICIT, BEGINNING OF YEAR	(61,063)	(63,419)	(62,150)

DEFICIT, END OF YEAR	$(59,834)	$(61,063)	$(63,419)

Earnings (loss) per share – basic and fully diluted	$0.01	$0.04	$(0.08)
(Note 7(d))

Weighted average number of shares outstanding –
basic	109,214,331	57,013,774	15,026,303

Weighted average number of shares outstanding –
diluted	131,540,845	60,073,541	15,026,303

See accompanying notes to consolidated financial statements.

NORTHERN ORION RESOURCES INC.
Consolidated Statements of Shareholders’ Equity
(Expressed in thousands of United States dollars)

	Common Shares				Cumulative		Total
	Without Par Value			Contributed	Translation		Shareholders’
	Shares	Amount	Warrants	Surplus	Adjustment	Deficit	Equity

Balance, December 31, 2001	11,387,022	$107,110	$--	$52	$(12,452)	$(62,150)	$32,560
Private placements, less share issue costs	2,833,333	1,526	--	--	--	--	1,526
Costs on issue of common shares	30,000	19	--	--	--	--	19
Conversion of promissory notes	4,609,737	4,476	--	--	--	--	4,476
Stock-based compensation	--	--	--	20	--	--	20
Cumulative translation adjustment	--	--	--	--	235	--	235
Loss for the year	--	--	--	--	--	(1,269)	(1,269)
Balance, December 31, 2002	18,860,092	113,131	--	72	(12,217)	(63,419)	37,567
Private placement, less share issue costs	4,000,000	2,558	--	--	--	--	2,558
Special warrants financing, less share
issue costs	81,040,308	65,150	5,426	--	--	--	70,576
Warrants exercised	2,096,000	2,586	--	--	--	--	2,586
Stock options exercised	275,000	424	--	(139)	--	--	285
Agua Rica financing - warrants and debt
extinguishment	--	--	162	423	--	--	585
Stock-based compensation	148,148	144	--	5,492	--	--	5,636
Cumulative translation adjustment	--	--	--	--	6,632	--	6,632
Earnings for the year	--	--	--	--	--	2,356	2,356
Balance, December 31, 2003	106,419,548	183,993	5,588	5,848	(5,585)	(61,063)	128,781
Warrants exercised	4,525,240	5,205	(141)	--	--	--	5,064
Stock options exercised	1,303,361	2,217	--	(893)	--	--	1,324
Stock-based compensation	--	--	--	1,732	--	--	1,732
Warrants issued on financing	--	--	596	--	--	--	596
Reduction in net investment of foreign
subsidiary	--	--	--	--	1,671	--	1,671
Earnings for the year	--	--	--	--	--	1,229	1,229
Balance, December 31, 2004	112,248,149	$191,415	$6,043	$6,687	$(3,914)	$(59,834)	$140,397

See accompanying notes to consolidated financial statements.

NORTHERN ORION RESOURCES INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of United States dollars)

	For the years ended December 31,
	2004	2003	2002

OPERATING ACTIVITIES
Earnings (loss) for the year	$1,229	$2,356	$(1,269)
Items not involving cash
Gain on sale of marketable securities	(10)	(31)	--
Equity earnings of Minera Alumbrera Ltd., net of
cash distribution	9,485	(3,071)	--
Write-down of mineral property interests	22,209	--	--
Stock-based compensation	1,607	5,043	20
Amortization of deferred finance charges	1,036	--	--
Shares received for mineral property interests	--	(100)	--
Depreciation	13	1	3
Unrealized foreign exchange loss (gain)	1,522	(611)	--
Changes in non-cash operating working capital
Prepaid expenses and other receivables	(199)	10	(147)
Accounts payable and accrued liabilities	683	662	36
	37,575	4,259	(1,357)

INVESTING ACTIVITIES
Temporary investments	(4,941)	--	--
Equity investment in Minera Alumbrera Ltd.	--	(62,914)	--
Acquisition of Agua Rica interest	--	(3,600)	--
Mineral property costs incurred	(1,452)	(612)	(102)
Proceeds on sale of marketable securities	16	71	--
Equipment	(61)	(10)	--
	(6,438)	(67,065)	(102)

FINANCING ACTIVITIES
Promissory notes repaid	--	(6,600)	--
Convertible debentures, promissory notes and other	--	3,000	--
Term loan	23,826	--	--
Long-term debt repayment	(31,935)	--	--
Deferred finance charges	(925)	--	--
Warrants issued for cash, net of issue costs	--	5,426	--
Common shares issued for cash, net of issue costs	6,388	70,579	1,558
	(2,646)	72,405	1,558

EFFECT OF EXCHANGE RATE CHANGES ON CASH	870	1,446	--

Increase in cash and cash equivalents	29,361	11,045	99
Cash and cash equivalents, beginning of year	11,387	342	243

Cash and cash equivalents, end of year	$40,748	$11,387	$342

Cash and cash equivalents is comprised of:
Cash in bank	$1,757	$1,101	$7
Short-term money market instruments	38,991	10,286	335
	$40,748	$11,387	$342

SUPPLEMENTARY CASH FLOW INFORMATION (Note 8)

See accompanying notes to consolidated financial statements.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

1.	DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

Northern Orion Resources Inc. (“the Company”) is incorporated under the Company Act (British Columbia) and has interests in mineral properties in Argentina and Cuba. The Company is engaged in mining and related activities including the exploration and development of mineral property interests in Argentina.

On June 24, 2003, the Company acquired a 12.5% interest in the Bajo de la Alumbrera Mine in Argentina (Note 5). The Company holds a 100% interest in the Agua Rica deposit in Argentina (Note 4).

The recoverability of amounts capitalized for mineral property interests in the consolidated balance sheets is dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the development of the properties, the receipt of necessary permitting and upon future profitable production, or alternatively, upon the Company’s ability to dispose of its mineral property interests.

On June 16, 2003, the Company’s shares were consolidated on a ten (10) old for one (1) new share basis and its authorized share capital was increased to 700,000,000 common shares subsequent to the consolidation. References to common shares and per share amounts have been restated to reflect the share consolidation.

2.	SIGNIFICANT ACCOUNTING POLICIES

	(a)	Basis of consolidation

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. They include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. Principal subsidiaries and investments at December 31, 2004, include: Minera Agua Rica LLC, which holds the Agua Rica property in Argentina; Minera Mantua Inc., which holds the Mantua property in Cuba; and an indirect 12.5% equity interest in Minera Alumbrera Ltd. (“Alumbrera”), which holds the Bajo de la Alumbrera Mine in Argentina. Significant differences from United States generally accepted accounting principles are disclosed in Note 14.

	(b)	Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenditures during the reporting period. Significant areas where management’s judgement is required include the determination of impairment of mineral property interests and plant and equipment, reclamation obligations and rates for depreciation. In assessing the underlying values of mineral property interests, management considers both internally prepared life-of-mine studies and the estimated cash flows under actual or proposed arrangements with other parties for development and operation of the mineral property interest. These arrangements may, and likely will, change in the future in response to changing business conditions, and these changes may impact the Company’s estimates of cash flows. Actual results could differ from those estimates.

	(c)	Cash and cash equivalents

Cash and cash equivalents include cash and those short-term money market instruments that are readily convertible to cash with an original term of less than 90 days when acquired.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

	(d)	Temporary investments

Temporary investments are short-term money market instruments that are readily convertible to cash with an original term of more than 90 days when acquired.

	(e)	Marketable securities

Marketable securities consist of investments in publicly traded equity securities and are recorded at the lower of cost and market.

	(f)	Plant and equipment

Plant and equipment are recorded at cost including capitalized interest incurred during the construction phase. Net operating costs, interest costs and financing costs incurred in the period preceding commercial production are capitalized. Mine plant and equipment are depreciated using the straight-line and declining balance methods, as appropriate to the assets, over their estimated useful lives, not to exceed the estimated proven and probable ore reserves commencing with the attainment of commercial production. Mining equipment and vehicles are depreciated over their estimated useful lives of five to fifteen years. Office furniture and computer equipment are depreciated using the straight-line method over periods from three to ten years.

On a quarterly basis, the Company compares the carrying value of plant and equipment to estimated net realizable amounts, based on estimated undiscounted future cash flows, to determine whether there is any indication of impairment. Impairment in value would be indicated if the asset’s carrying value exceeds the estimated realizable amount and the asset would be written down to fair value. During the periods covered by these consolidated financial statements, the Company recorded an impairment relating to the Mantua project.

	(g)	Mineral property interests

Mineral properties and related exploration and development costs are recorded at cost, including capitalized interest during exploration and development, on a property-by-property basis. These costs will be amortized over the estimated useful life of the properties on a unit-of-production basis following the commencement of commercial production, written-down if estimated future cash flows indicate the carrying value will not be recoverable, or written-off if the properties are sold, allowed to lapse or abandoned. Costs related to ongoing site restoration programs are expensed when incurred. Management periodically reviews the underlying value of mineral properties and records a provision to reduce the costs incurred to net realizable amounts as appropriate. If an impairment is determined to exist, the mineral property will be written down to its net realizable value. The recoverability of the amounts capitalized for mineral property interests is dependent upon the delineation of economically recoverable ore reserves, the Company’s ability to obtain the necessary financing to complete their development and realize profitable production or proceeds from the disposition thereof. It is reasonably possible that changes could occur in the near term that could adversely affect management’s estimates and may result in future write-downs of capitalized mineral property interests carrying values.

Although the Company has taken steps to verify the title to mineral property interests in which it holds an interest, in accordance with industry standards for these properties, these procedures do not guarantee the Company’s title to all claims. Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

	(g)	Mineral property interests (continued)

From time to time, the Company may acquire or dispose of properties pursuant to the terms of option agreements. Because options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded. Option payments are recorded as mineral property costs or recoveries when the payments are made or received.

	(h)	Equity and other investments

The Company’s investment in Bajo de la Alumbrera has been accounted for using the equity method whereby the investment has been initially recorded at cost and the carrying value adjusted thereafter to include the Company’s share of earnings since the acquisition date. Cash distributions received are credited to the investment account.

	(i)	Change in reporting and functional currency

Effective July 1, 2003, the Company changed its functional currency from the Canadian (“Cdn”) dollar to the United States (“U.S.”) dollar. The change was necessary due to the Company’s acquisition and interest in the Alumbrera Mine, which operates in an environment where the major currency is the U.S. dollar. Additionally, the Company financed a major portion of the acquisition through U.S. denominated debt. The Company also adopted the U.S. dollar as its reporting currency.

Prior to this change, the foreign currency balances and the financial statements of integrated foreign operations were translated into Canadian dollars using the temporal method. Under this method, monetary items are translated at the rate of exchange in effect at the year-end. Non-monetary items are translated at historical exchange rates. Revenue and expense items are translated at the average exchange rates prevailing during the year, except for depreciation and amortization, which are translated at the same exchange rates as the assets to which they relate. Exchange gains and losses are included in income in the current year. Balances denominated in currencies other than the U.S. dollar and the financial statements of integrated foreign operations are translated into U.S. dollars using the temporal method described above. The financial statements as at and for the six-month period ended June 30, 2003, were translated into U.S. dollars at U.S.$1.00 = Cdn$1.4015, being the exchange rate for the period for the income statements and at U.S.$1.00 = Cdn$1.3475, being the rate at June 30, 2003, for assets and liabilities. The translated amount for monetary and non-monetary items at July 1, 2003, became the historical basis for subsequent periods.

The comparative numbers for the year ended December 31, 2002, including supplementary information, were translated using the current method of translation. Under this method, the income statement and the cash flow statement items were translated into the reporting currency using the rates in effect at the date of the transactions, effectively the average exchange rate for the year ended December 31, 2002, of U.S. $1.00 – Cdn$1.5704. Assets and liabilities were translated at year-end rate of U.S. $1.00 – Cdn$1.5776. All resulting exchange differences are reported as cumulative translation adjustments as a separate component of shareholders’ equity.

	(j)	Income taxes

The Company uses the asset and liability method of accounting for future income taxes whereby future income tax assets and liabilities are determined based on differences between the carrying amounts and tax bases of assets and liabilities and loss carryforwards, and measured using the tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in tax rates on future income tax assets and liabilities is included in the results of operations in the period in which the change is substantively enacted. The amount of future tax assets recognized is limited to the amount that is considered to be more likely than not to be realized.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

	(k)	Earnings (loss) per common share

Basic earnings (loss) per share are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share are calculated using the treasury stock method. For all years presented, earnings (loss) available to common shareholders equals the reported earnings or loss. Under the treasury stock method, common equivalent shares consist of the incremental common shares to be issued upon the assumed proceeds to be received by the exercise of stock options and warrants, but are excluded from the computation if their effect is anti-dilutive.

	(l)	Financial instruments

The Company’s financial instruments comprise cash and cash equivalents, temporary investments, marketable securities, other receivables, accounts payable and accrued liabilities, royalty and proceeds interest payable and long-term debt. The fair value of the financial instruments approximates their carrying values due primarily to the immediate or short-term maturity of the financial instruments.

Foreign exchange risk is the risk arising from changes in foreign currency fluctuations. The Company does not use any derivative instruments to reduce its exposure to fluctuations in foreign currency rates. The Company receives funds from the Alumbrera operations in U.S. dollars. From time to time, Alumbrera employs metal and interest rate option contracts to manage exposure to fluctuations in metal prices.

	(m)	Stock based compensation

The Company has a share option plan as described in note 7(c). Effective January 1, 2002, the Company used the fair value method for accounting for all stock-based payments to non-employees and employees, including those that are direct awards of stock, call for the settlement in shares, cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments. Under the fair value method, employee compensation expense attributed to direct awards of stock is measured at the fair value of the award at the grant date and is recognized over the vesting period of the award using an option-pricing model. If and when the stock options are ultimately exercised, the applicable amounts of additional paid-in capital and contributed surplus are credited to share capital.

	(n)	Asset retirement obligations

Effective January 1, 2003, the Company adopted the accounting standard to record provisions for reclamation and closure associated with the retirement of mining property, plant and equipment. The fair value of liabilities is recognized in the period in which they are incurred. A corresponding increase to the carrying amount of the related assets is generally recorded and depreciated over the life of the asset. The amount of the liability is re-evaluated at each reporting period. The Company has recorded the fair value of its estimated reclamation and closure liabilities at its Agua Rica and Mantua projects.

During the year ended December 31, 2004, the Company increased its asset retirement obligations by $150 (2003 - $72) to reflect estimated additional closure costs arising from development work carried out at its Agua Rica project during 2004.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

3.	MARKETABLE SECURITIES

	December 31, 2004		December 31, 2003
	Carrying Value	Market Value	Carrying Value	Market Value
International Barytex Resources Ltd.	$4	$15	$10	$46
Newport Exploration Ltd.	40	33	40	48
Lumina Copper Ltd.	100	392	100	249
	$144	$440	$150	$343

At December 31, 2004, the Company holds 15,000 (December 31, 2003 - 41,000) common shares of International Barytex Resources Ltd. (“Barytex”), 200,000 (December 31, 2003 - 200,000) common shares of Newport Exploration Ltd. (“Newport”) and 81,875 (December 31, 2003 – 81,875) common shares of Lumina Copper Ltd. (“Lumina”).

4.	MINERAL PROPERTY INTERESTS

	December 31, 2004	December 31, 2003

Minera Mantua Project (Cuba)
Balance, beginning of year	$20,245	$15,714
Incurred during the year
Reclamation accrual	150	--
Site maintenance	144	227
	20,539	15,941
Mine plant and equipment	--	1,621
Foreign exchange adjustment	--	2,683
Balance, before write-down	20,539	20,245
Write-down to estimated recoverable value	(20,538)	--
Balance, end of year	1	20,245

Agua Rica Project (Argentina)
Balance, beginning of year	67,277	45,164
Incurred during the year
Acquisition costs	--	12,600
Engineering studies	133	54
Environmental and community	92	83
Geological	442	660
Legal and title	141	36
Property taxes	74	84
Site activities	551	224
Property and finance costs	317	621
Foreign exchange adjustment	--	7,751
Balance, end of year	69,027	67,277
	69,028	87,522
Royalty and net proceeds interest (c)	(12,436)	(11,529)
Mineral property interests	$56,592	$75,993

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

4.	MINERAL PROPERTY INTERESTS (continued)

	(a)	Agua Rica, Argentina

The 100% owned Agua Rica project is located in Catamarca Province, Argentina. The property is comprised of mining claims and exploration licences. Work is focused upon a major porphyry copper-gold-silver-molybdenum deposit that was previously being explored between the Company (28%) and BHP Minerals International Exploration Inc. ("BHP Billiton”) (72%). On April 23, 2003, the Company entered into an agreement to acquire the remaining 72% interest from BHP Billiton for consideration of $12,600 of which BHP Billiton deferred $9,000 (the “Deferred Payment”) without interest until June 30, 2005.

	(b)	Mantua Project, Cuba

The Company operated a gold processing facility at Mantua, Cuba from April 1998 until September 1999 when operations ceased. The Mantua project, 50% owned by the Company, is a copper deposit located in the Pinar del Rio Province, Cuba. Geominera, S.A., a Cuban company controlled by the government of Cuba, holds the remaining 50% interest in the Mantua project. The Company has not incurred any significant exploration costs on the Mantua property for several years, and has been in discussions with third parties regarding the sale of the Mantua project. As there is no assurance that an agreement will be completed to the satisfaction of the Company, the Company has determined that the property should be written down to a nominal carrying value of $1. The write-down of the Mantua Project constitutes the Company’s intention to terminate its activities in Cuba and therefore the cumulative translation adjustment of $1,671 related to its investment increased the write-down of the property.

At December 31, 2004, subordinated debt of approximately $28,000 is owing to the Company by Geominera for expenditures previously paid for by the Company on Geominera’s behalf. The net value assigned to this debt is nil.

During the year ended December 31, 2004, an option agreement with Newport Exploration Ltd. relating to the property was terminated.

If and when the Mantua Project is sold, the proceeds of sale will be subject to the Proceeds Interest with Miramar (Note 4(c)).

	(c)	Royalty and net proceeds interest payable

In December 1999, the Company reached an agreement to restructure and partially settle amounts owing to Miramar Mining Corporation (“Miramar”). Under the agreement, as subsequently amended, the Company issued a Proceeds Interest of Cdn$15,000. The agreement entitles Miramar to receive the economic equivalent of a 2.5% net smelter return royalty on all production from the Company’s mining properties held at the time of entering into the agreement, as amended, or 50% of the net proceeds of disposition of any interest in the Agua Rica or Mantua projects until the Proceeds Interest is paid. The Proceeds Interest balance payable at December 31, 2004, is $12,436 (Cdn$14,948) (2003 - $11,529 (Cdn$14,948)) and is deducted from mineral property interests.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

5.	EQUITY INVESTMENT IN MINERA ALUMBRERA LTD.

The acquisition of the 12.5% indirect interest in the Bajo de la Alumbrera Mine, held by Minera Alumbrera Ltd. (“Alumbrera”), has been accounted for using the equity method and earnings of Alumbrera have been included in the earnings of the Company since June 24, 2003. On April 3, 2003, the Company entered into an agreement with Rio Algom Ltd. (“Rio Algom”), a subsidiary of BHP Billiton Ltd., (“BHP Billiton”) and Wheaton River Minerals Ltd. (“WRM”) to acquire BHP Billiton’s 25% interest in Alumbrera for a total price of approximately $180,000. The Company paid $88,600 for its 12.5% indirect interest in Alumbrera, of which an initial $28,600 was deferred by Rio Algom until May 30, 2005. The Company repaid $3,600 of the deferred amount in 2003. During the year ended December 31, 2004, the Company entered into a $24,500 term loan facility with Bayerische Hypo-und Vereinsbank (Note 6(a)), the proceeds of which were used to pay the balance of the deferred portion payable of $25,000 to Rio Algom.

Long-term project debt held by Alumbrera was incurred to finance the construction and operation of the Alumbrera Mine. The debt, formalized by a Common Security Agreement between Alumbrera, the owners of Alumbrera, and a consortium of commercial banks, was originally signed on February 26, 1997. The owners of Alumbrera repaid the total balance of the long-term project debt during the year ended December 31, 2004.

	Cumulative to	Year ended	Year ended
Equity investment in Minera	December 31,	December 31,	December 31,
Alumbrera	2004	2004	2003
Balance, beginning of period	$91,514	$94,585	$91,514
Equity in earnings	43,221	32,659	10,562
Cash distribution received	(49,635)	(42,144)	(7,491)
Balance, end of period	$85,100	$85,100	$94,585

The following is a summary of the allocation of the original purchase price:

Purchase price
Cash	$60,000
Loans from vendor	28,600
Acquisition costs	2,914
$91,514

Net assets acquired
Cash	$7,034
Appropriated cash	2,921
Non-cash working capital	3,675
Property, plant and equipment	93,496
Other	20,497
Provision for reclamation and closure	(1,639)
Future income tax liabilities	(18,102)
Non-current portion of long-term debt	(16,368)
$91,514

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

5.	EQUITY INVESTMENT IN MINERA ALUMBRERA LTD. (continued)

A summary of 100% of the assets, liabilities and results of the operations of Alumbrera for the period from the Company’s acquisition of 12.5% to December 31, 2003, and as at December 31, 2004, are as follows:

	December 31,	December 31,
	2004	2003
Total current assets	$286,259	$311,477
Total non-current assets	867,304	960,872
Total Assets	$1,153,563	$1,272,349

Total current liabilities	$167,817	$230,178
Total non-current liabilities	230,307	337,394
Total Liabilities	398,124	567,572

Total Equity	755,439	704,777
Total Liabilities and Equity	$1,153,563	$1,272,349

Revenue from ordinary activities	$699,804	$290,253
Expenses from ordinary activities	(326,558)	(169,536)
Current income tax expense	(111,974)	(36,215)
Income for Equity Accounting Purposes	$261,272	$84,502

6.	LONG-TERM DEBT

	December 31,	December 31,
	2004	2003
Agua Rica
Payable to BHP Billiton	$8,900	$8,583
Alumbrera
Payable to Rio Algom Limited (Note 5)	--	25,000
Term loan payable to the Bayerische Hypo-und
Vereinsbank	17,540	--
	26,440	33,583
Current portion of long-term debt	(23,400)	--
	$3,040	$33,583

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

6.	LONG-TERM DEBT (continued)

(a) Bayerische Hypo-und Vereinsbank (“HVB”) Term Loan Facility

During the year ended December 31, 2004, the Company entered into a $24,500 term loan facility with HVB which has a 4 ½ year term at U.S. dollar LIBOR plus 3.5% per annum. The proceeds of the term loan were used to pay the balance of the deferred portion of the purchase price payable to Rio Algom of $25,000 (Note 5). In connection with the facility, the Company issued 1,000,000 common share purchase warrants to HVB. The warrants have a three-year term and are exercisable at a price of Cdn$4.74 to acquire one common share of the Company. Principal repayments remaining on the loan facility are due as follows:

Date	Principal Repayment
February 28, 2005	$9,000
June 30, 2005	2,500
December 31, 2005	3,000
June 30, 2006	3,000
December 31, 2006	40
$17,540

The Company may make prepayments in multiples of $1,000. Interest payments are to be made on the last day of each interest period, which shall not exceed three months and will be payable in three month periods thereafter. The security agreements and shares owned in the Company’s direct and indirect interest in Alumbrera secure the loan.

The Company paid bank commitment fees, financing charges, and issued 1,000,000 share purchase warrants with a value of $596, which have been recorded as deferred finance charges. These deferred finance charges, totalling $2,170, are being amortized and expensed on a straight-line basis, over management’s best estimate of the term of the loan, which is twenty-two months. Amortization for the year ended December 31, 2004, is $1,036.

(b)          Agua Rica

On April 23, 2003, the Company entered into a definitive agreement with BHP Billiton to purchase BHP Billiton’s approximate 72% interest in the Agua Rica project for consideration of $12,600 of which BHP Billiton has agreed to defer $9,000 (the “Deferred Payment”) without interest until June 30, 2005, with the balance payable on closing, which was May 8, 2003. Imputed interest of $603 is being amortized over the term of the loan, of which $100 (2003 - $417) is unamortized at December 31, 2004. The Deferred Payment is secured by a first charge on the approximately 72% interest acquired, a second charge on the approximately 28% interest already held by the Company and a mortgage of certain of the core claims comprising the Agua Rica project.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

7.	SHARE CAPITAL

(a) Authorized

700,000,000 common shares without par value 100,000,000 first preference shares without par value 100,000,000 second preference shares without par value

(b) Warrants

The Company has a series of share purchase warrants, which trade on the Toronto Stock Exchange. Each warrant entitles the holder to acquire one common share of the Company at a price of Cdn$2.00 until May 29, 2008. At December 31, 2004, 39,466,415 (2003 - 40,520,155) of these share purchase warrants were outstanding.

As at December 31, 2004, in addition to the trading warrants, the following share purchase warrants issued in connection with financings made by private placements were outstanding.

Number of Warrants	Exercise Price (Cdn$)	Expiry Date
1,512,500	1.30	March 18, 2005
100,000	1.50	April 23, 2005
200,000	1.50	May 8, 2005
1,000,000	4.74	March 1, 2007
2,812,500

		Weighted Average
	Number of Shares	Exercise Price (Cdn$)
Balance, December 31, 2001	1,000,000	2.00
Warrants issued or granted	2,080,000	1.28
Balance, December 31, 2002	3,080,000	1.52
Warrants issued or granted	4,300,000	1.31
Warrants exercised during year	(2,096,000)	1.63
Balance, December 31, 2003	5,284,000	1.31
Warrants issued or granted	1,000,000	4.74
Warrants exercised during the year	(3,471,500)	1.29
Balance, December 31, 2004	2,812,500	2.54

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

7.	SHARE CAPITAL (continued)

(c) Stock options

The Company has a stock option plan for its directors and employees to acquire common shares of the Company at a price determined by the fair market value of the shares at the date of grant. The directors of the Company set the option price at the time the option is granted, provided that such price is not less than the closing market price of the common shares on the last trading day before the date of grant. Options have a maximum term of ten years and usually terminate 30 days following the date of termination of employment. The stock option plan includes share appreciation rights (“SAR”) providing for an optionee to elect to terminate options and to receive an amount in common shares equal to the difference between the fair market value at the time of termination and the exercise price for those options terminated.

In 2004, the Company adopted amendments to its stock option plan approved by the Company’s shareholders at its annual general meeting. These amendments change the maximum number of shares which may be made subject to option from a fixed number to a rolling maximum of 10% of the Company’s issued and outstanding share capital at the time of grant. Based on the Company’s 148,476,482 issued and outstanding common shares at March 18, 2005, the amended rolling plan maximum is 14,847,648 common shares. Prior to the amendments to the plan, the fixed plan maximum was 10,679,000 common shares.

A summary of the changes in stock options for the years ended December 31, 2004, 2003 and 2002 is presented below:

		Weighted Average
	Number of Shares	Exercise Price (Cdn$)
Balance, December 31, 2001	755,000	1.50
Cancelled, forfeited and expired	(85,000)	1.50
Balance, December 31, 2002	670,000	1.50
Granted	8,345,000	1.39
Exercised	(275,000)	1.36
Balance, December 31, 2003	8,740,000	1.40
Granted	2,365,000	3.15
Exercised as SAR into 205,861 common shares	(350,000)	1.88
Exercised	(1,097,500)	1.61
Cancelled	(15,000)	1.50
Balance, December 31, 2004	9,642,500	1.80
Fully vested and available for exercise,
December 31, 2004	9,642,500

The following table summarizes information about the stock options outstanding at December 31, 2004:

Exercise Price	Outstanding and	Remaining Contractual
Cdn$	exercisable at	Life
	December 31, 2004
1.50	285,000	1.66 years
1.30	710,000	3.10 years
1.70	150,000	3.32 years
1.35	6,020,000	5.46 years
1.35	77,500	5.48 years
2.60	35,000	5.82 years
3.15	300,000	4.19 years
3.15	1,990,000	6.43 years
3.17	75,000	6.81 years
	9,642,500

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

7.	SHARE CAPITAL (continued)

(c) Stock options (continued)

The fair values of options granted during 2004 and 2003 were determined using a Black-Scholes option pricing model, recognizing forfeitures as they occur, using the following assumptions:

	2004	2003
Risk-free interest rate	2.43% - 3.14%	3.02% - 4.68%
Expected life	2.5 years	2 – 2.5 years
Expected volatility	42% - 49%	93% - 137%
Expected dividends	$nil	$nil

Under this fair value method, non-employee stock-based payments are based upon the fair value of the instruments as the services are provided and the securities are earned. Non-employee stock-based compensation expense recognized for the year ended December 31, 2004, was $nil (2003 - $142; 2002 - $nil). Employee stock-based option expense recognized for the year ended December 31, 2004, was $1,607 (2003 - $5,350; 2002 - $20). There was no unrecognized expense at December 31, 2004.

(d)          Earnings (loss) per share

The following table sets forth the computation of diluted earnings per share:

	December 31,	December 31,	December 31,
	2004	2003	2002
Earnings (loss) available to common
shareholders	$1,229	$2,356	$(1,269)
Divided by:
Weighted average shares outstanding	109,214,331	57,013,774	15,026,303
Effect of dilutive securities:
Share purchase warrants and options	22,326,514	3,059,767	--
Diluted weighted average shares outstanding	131,540,845	60,073,541	15,026,303
Basic and diluted earnings (loss) per share	$0.01	$0.04	$(0.08)

The following number of share purchase warrants and options have been excluded from the computation of diluted earnings per share as the exercise prices exceeded the average fair market price of the common shares for the year and therefore were not dilutive:

	December 31,	December 31,	December 31,
	2004	2003	2002
Share purchase warrants	1,000,000	--	3,080,000
Stock options	--	--	670,000

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

8.	SUPPLEMENTARY CASH FLOW INFORMATION

	December 31,	December 31,	December 31,
	2004	2003	2002
Non-cash transactions:
Interest and finance capitalization to mineral
property interests	$317	$746	$(160)
Stock-based compensation capitalized in
mineral property interests	125	593	--
Equity portion of convertible debt included in
contributed surplus	--	(423)	--
Fair value of warrants issued on Agua Rica
financing included in mineral property
interests	--	162	--
Long-term debt incurred in acquisition of
mineral property interests	--	8,583	--
Long-term debt incurred in equity investment
in Minera Alumbrera Ltd.	--	28,600	--
Financing fees paid by issuance of common
shares	--	--	19
Shares received for mineral property option	--	--	33
Shares issued upon conversion of convertible
promissory notes to equity	--	--	4,476
Shares received for settlement of accounts
receivable	--	--	57
Deferred finance charges on the issue of
warrants	(596)	--	--
Deferred finance charges offset against
proceeds on term loans	(649)	--	--
Other disclosures:
Interest paid	1,129	523	--
Income taxes paid	--	3	--

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

9.	RELATED PARTY TRANSACTIONS AND BALANCES

	Years ended December 31,
	2004	2003	2002
Services rendered
Management fees and expenses (a)	$1,368	$923	$387
Administration fees	$151	$147	$108

Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

(a)
The Company paid management fees and expenses to private companies controlled by officers and directors of the Company. At December 31, 2004, $495 (December 31, 2003 - $38) was payable to these companies and is included in accounts payable.

(b)
The Company paid administrative expenses to a private company with a director and an officer in common with the Company. This private company provides office services and other administrative services on a full cost recovery basis.

(c)
During the year ended December 31, 2003, a director and officer of the Company was appointed a director of Newport (Note 3). During the year ended December 31, 2004, an option agreement with Newport relating to the Company’s Mantua project was terminated.

All related party transactions were recorded at the amounts agreed upon between the parties. The balances payable noted above are payable on demand without interest.

10.	INCOME TAXES

The provision for income taxes reported differs from the amounts computed by applying cumulative Canadian federal and provincial tax rates to the loss before tax provision due to the following:

	Years ended December 31,
	2004	2003	2002

Statutory tax rate	35.62%	37.62%	39.62%

Net earnings (loss) for the year	$1,229	$2,356	$(1,269)
Equity earnings of Minera Alumbrera Ltd.	(32,659)	(10,562)	--
Adjusted loss for tax purposes	(31,430)	(8,206)	(1,269)
Expected tax (recovery) expense	(11,195)	(3,087)	(503)
Debt forgiveness	--	--	344
Foreign exchange revaluation	--	--	735
Non-deductible expenses	572	1,898	--
Unrecognized and expired losses	--	--	329
Tax benefits not recognized on current year losses	9,874	973	--
Effect of lower tax rates in foreign jurisdictions	749	216	--
Change in valuation allowance	--	--	(905)
Income taxes, per financial statements	--	--	--

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

10.	INCOME TAXES (continued)

At December 31, 2004, the Company has unused tax losses carried forward in Canada of $12,000 (2003 - $7,000), which will expire in the years 2010 and 2011, and unused tax losses carried forward in Cuba of approximately $20 million which are available to reduce taxable income in future years otherwise calculated. The ability of the Company to utilize these losses is not considered by management to be more likely than not and therefore a valuation allowance has been provided against the future income tax asset. The Company also has $450 (2003 - $295) of Argentine tax losses. The ability of the Company to utilize these losses is not considered by management to be more likely than not and a valuation allowance has been provided against the future income tax asset. The significant components of the Company’s future tax assets (liabilities) are as follows:

	2004	2003

Future income tax assets
Losses carried forward	$11,725	$2,558
Share issue costs	1,673	2,027
	13,398	4,585
Valuation allowance for future tax assets	(13,208)	(4,414)
	190	171

Future income tax liabilities
Future income tax liability for finance costs	(190)	(171)
Future income tax liability for mineral property
interests representing excess of carrying value
over tax basis	(20,370)	(18,885)
	(20,560)	(19,056)
Net future income tax liability	$(20,370)	$(18,885)

The future income tax liability for mineral property interests recorded by the Company arises from the investment in Agua Rica in Argentina. The purchase price and subsequent funds advanced to this project do not currently have a cost for tax purposes in the jurisdiction that the Company holds the interest.

11.	CONTINGENCY

In May 2004, the Company received notice of proceedings commenced against it on March 23, 2004 by a former director of the Company (the "Claimant"), claiming damages in the amount of $177,720 for alleged breaches of agreements entered into by the Claimant, the Company’s former parent and the Company. The Claimant alleges that the agreements entitle him to a preemption right to participate in acquisitions by Northern Orion in Argentina and claims damages in connection with the acquisition by Northern Orion of its 12.5% equity interest in the Alumbrera project. The Company considers that the allegations are unfounded and has been advised by its Argentine counsel that the action is without merit. A statement of defence to the claim has been filed and production of evidence has commenced and is ongoing. Based on the advice of counsel and on the evidence produced to date, the Company considers the likelihood of success by the Claimant to be remote. Even if successful, the amount of damages is not expected to exceed $17,530, plus interest and litigation costs and fees, based on a valuation of the claim made by an independent Argentine court-appointed expert.

The Claimant also commenced on February 2, 2004 a labour claim against the Company based on termination of an alleged employment relationship with the Company, claiming damages in the amount of $714. A statement of defence has been filed and the proceedings are in the production of evidence stage. The Company has been advised by its Argentine counsel that this claim is also unfounded.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

11.	CONTINGENCY (continued)

The Company has been named as a third party in a proceeding between Minerales Patagónicos S.A. (“MP”) vs. Grupo Minero Aconcagua S.A. filed on December 19, 2003. MP claims the restitution of certain mining properties or the payment of damages if restitution is not feasible. MP has not indicated the amount of damages sought or offered evidence for their assessment. These proceedings have not yet reached the evidentiary stage. The Company has been advised by its Argentine counsel that the claim is unfounded.

12.	SEGMENTED INFORMATION

(a)
Operating segment – The Company’s operations are primarily directed towards the exploration and development of mineral properties in Latin America. The Company’s mining activities represent a single reportable segment.

(b) Geographic segments – The Company’s identifiable capital assets and revenues by geographic areas are as follows:

2004	Capital Assets	Revenues

Central America	$1	$6
South America	141,691	32,659
Canada	60	360
	$141,752	$33,025

2003	Capital Assets	Revenues

Central America	$20,245	$5
South America	150,333	10,562
Canada	12	433
	$170,590	$11,000

Capital assets are comprised of plant and equipment and mineral properties and deferred exploration and development.

13.	COMPARATIVE FIGURES

Where necessary, comparative figures have been restated to conform to the current year’s presentation.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

14.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES

These financial statements are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The differences between Canadian GAAP and accounting principles generally accepted in the United States (“U.S. GAAP”) as they relate to these financial statements are summarized below:

Consolidated Statements of Operations

	Years ended December 31,
	2004	2003	2002
Earnings (loss) under Canadian GAAP	$1,229	$2,356	$(1,269)
Mineral property (expense) recovery (a)	(2,066)	(1,989)	91
Write-down of mineral property interests (a)	22,209	--	--
Amortization of plant and equipment (f)	--	(262)	(397)
Amortization of mineral property interest (a)	--	(282)	--
Equity in earnings of Minera Alumbrera Ltd.	539	(539)	--
Foreign exchange loss (d)	2,392	436	--
Earnings (loss) under U.S. GAAP before
comprehensive income	$24,303	$(280)	$(1,575)

Earnings (loss) per share – basic	$0.22	$(0.00)	$(0.10)
Earnings (loss) per share – fully diluted	$0.18	$(0.00)	$(0.10)

Consolidated Balance Sheets

	December 31, 2004			December 31, 2003
	Canadian	Adjust-	U.S.	Canadian	Adjust-	U.S.
	GAAP	ments	GAAP	GAAP	ments	GAAP
Assets
Marketable securities (b)	$144	$296	$440	$150	$193	$343
Other current assets	46,048	--	46,048	11,547	--	11,547
Equipment and other	1,194	--	1,194	12	--	12
Mineral property interests (a)	56,592	(44,177)	12,415	75,993	(63,578)	12,415
Equity investment in Minera
Alumbrera Ltd.	85,100	--	85,100	94,585	(539)	94,046
Total assets	$189,078	$(43,881)	$145,197	$182,287	$(63,924)	$118,363

Liabilities
Total current liabilities	$25,024	$--	$25,024	$941	$--	$941
Asset retirement obligations	247	--	247	97	--	97
Future income taxes	20,370	(20,370)	--	18,885	(18,885)	--
Other long-term liabilities	3,040	--	3,040	33,583	--	33,583
Total liabilities	48,681	(20,370)	28,311	53,506	(18,885)	34,621

Shareholders’ equity	140,397	(23,511)	116,886	128,781	(45,039)	83,742
Total liabilities and
shareholders’ equity	$189,078	$(43,881)	$145,197	$182,287	$(63,924)	$118,363

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

14.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

Consolidated Statements of Shareholders’ Equity
								Other
							Additional	Comprehen-
	Common Shares		Special Warrants		Share Purchase Warrants		Paid-in	sive
	Shares	Amount	Warrants	Amount	Warrants	Amount	Capital	Income	Deficit	Total
Balance, December 31, 2001	11,387,022	$106,658	--	$--	1,000,000	$452	$52	$323	$(111,339)	$(3,854)
Private placements, less share issue
costs	2,833,333	1,206	--	--	2,050,000	366	--	--	--	1,572
Share issue costs	--	(46)	--	--	--	--	--	--	--	(46)
Shares issued for services	30,000	12	--	--	30,000	7	--	--	--	19
Conversion of promissory notes	4,609,737	4,476	--	--	--	--	--	--	--	4,476
Fair value of stock options	--	--	--	--	--	--	20	--	--	20
Unrealized gain on marketable
securities	--	--	--	--	--	--	--	(13)	--	(13)
Cumulative translation adjustment	--	--	--	--	--	--	--	(41)	--	(41)
Loss for the year	--	--	--	--	--	--	--	--	(1,575)	(1,575)
Balance, December 31, 2002	18,860,092	112,306	--	--	3,080,000	825	72	269	(112,914)	558
Private placement	4,000,000	1,298	--	--	4,000,000	1,260	--	--	--	2,558
Special warrants financing	--	--	81,040,308	77,408	--	--	--	--	--	77,408
Share issue costs	--	--	--	(6,832)	--	--	--	--	--	(6,832)
Warrants exercised	2,096,000	3,380	--	--	(2,096,000)	(794)	--	--	--	2,586
Stock options exercised	275,000	424	--	--	--	--	(139)	--	--	285
Special warrants exercised	81,040,308	71,454	(81,040,308)	(77,408)	40,520,155	5,954	--	--	--	--
Share issue costs on special
warrants	--	(6,304)	--	6,832	--	(528)	--	--	--	--
Stock-based compensation	148,148	144	--	--	--	--	5,492	--	--	5,636
Agua Rica financing - warrants and
debt extinguishment	--	--	--	--	300,000	162	423	--	--	585
Cumulative translation adjustment	--	--	--	--	--	--	--	1,032	--	1,032
Unrealized gain on marketable									--
securities	--	--	--	--	--	--	--	206		206
Earnings (loss) for the year	--	--	--	--	--	--	--	--	(280)	(280)
Balance, December 31, 2003	106,419,548	182,702	--	--	45,804,155	6,879	5,848	1,507	(113,194)	83,742
Warrants exercised	4,525,240	6,019	--	--	(4,525,240)	(955)	--	--	--	5,064
Stock options exercised	1,303,361	2,217	--	--	--	--	(893)	--	--	1,324
Stock-based compensation	--	--	--	--	--	--	1,732	--	--	1,732
Warrants issued on financing	--	--	--	--	1,000,000	596	--	--	--	596
Unrealized gain on marketable
securities	--	--	--	--	--	--	--	125	--	125
Earnings for the year	--	--	--	--	--				24,303	24,303
Balance, December 31, 2004	112,248,149	$190,938	--	$--	42,278,915	$6,520	$6,687	$1,632	$(88,891)	$116,886

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

14.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

Consolidated Statements of Cash Flows

	Years ended December 31,
	2004	2003	2002
Operating activities
Operating activities under Canadian GAAP	$37,575	$4,259	$(1,357)
Exploration (a)	(1,599)	(684)	(102)
Operating activities under U.S. GAAP	35,976	3,575	(1,459)

Investing activities
Investing activities under Canadian GAAP	(6,438)	(67,065)	(102)
Exploration (a)	1,599	684	102
Investing activities under U.S. GAAP	$(4,839)	$(66,381)	$--

(a)	Exploration expenses

Canadian GAAP allows exploration costs and costs of acquiring mineral rights to be capitalized during the search for a commercially mineable body of ore. Under U.S. GAAP, exploration expenditures can only be deferred subsequent to the establishment of mining reserves. For U.S. GAAP purposes, the Company has expensed its exploration expenditures. The Company has reversed the write-down of the mineral property interests recorded under Canadian GAAP which relates to exploration expenses which had previously been expensed for U.S. GAAP purposes.

(b)	Marketable securities

In preparation of the Canadian GAAP financial statements, the Company recorded its investment in marketable securities at cost. Under Statement of Financial Accounting Standards (“SFAS”) No. 115, the Company has classified its portfolio investments as available-for-sale securities and the investments are recorded at market value. The resulting gains or losses are included in other comprehensive income. Under Canadian GAAP, the Company generally records short-term investments at the lower of cost and market value, with any unrealized losses included in the determination of net income. The adjustment for the year ended December 31, 2004, to record unrealized gains not already recognized under Canadian GAAP was $296 (2003 - $193; 2002 – $13).

(c)	Comprehensive income

Comprehensive income is measured in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income.” This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income is comprised of net earnings and other comprehensive income where other comprehensive income is the change in equity during the period that arises from transactions and other events that are related to non-owner sources. The concept of comprehensive income does not currently exist under Canadian GAAP.

(d)	Income taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under U.S. GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years ended December 31, 2004 and 2003.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

14.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

The Company has adjusted the balance sheet for the future income tax amounts relating to deferred exploration costs which have been expensed for U.S. GAAP purposes. The Company has also eliminated the associated foreign exchange loss recognized for Canadian GAAP purposes.

	(e)	Share purchase warrants

The Company, from time to time, issues special warrants which are normally comprised of a common share and either a whole or portion of a share purchase warrant. The special warrant is issued at the current market value of the common share and the share purchase warrant is normally exercisable at or higher than market value. Under Canadian GAAP the proceeds of the special warrant are allocated to the common share with no value being assigned to the share purchase warrant. Under U.S. GAAP the gross proceeds would be allocated between the shares and warrants based on the relative fair value of the special warrant components at the date the Company has a contractual liability to issue the special warrants. Under Canadian GAAP, no values were assigned to these purchase warrants, except with regard to the 2003 special warrant offering which did specify and allocate part of the proceeds to the share purchase warrant. Under U.S. GAAP, share purchase warrants would be recorded at the pro rata portions of the proceeds based on their fair values and be recorded as additional paid in capital at the date of issuance.

	(f)	Amortization of plant and equipment

In March 2000, the Company discontinued the depreciation of its mine plant and equipment upon the completion of the gold phase at Mantua. Under U.S. GAAP, depreciation on time-based depreciable assets does not stop when assets are not in use. For U.S. GAAP purposes, the Company has continued to depreciate the assets.

	(g)	Recently released accounting standards

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. SFAS No. 150 requires certain financial instruments that were accounted for as equity under previous guidance to now be accounted for as liability. SFAS No. 150 applies to mandatory redeemable stock and certain financial instruments that require or may require settlement by transferring cash or other assets. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not issued any financial instruments that fall under the scope of SFAS No. 150 and the adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. In general, this statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. As the Company has no derivative transactions, the impact of the adoption of SFAS No. 149 had no effect on its consolidated financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired prior to February 1, 2003, and the

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

14.	DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES (continued)

provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN No. 46 had no effect on the Company’s financial position or results of operations.

During 2004, EITF formed a committee ("Committee") to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141") to business combinations within the mining industry and the capitalization of costs after the commencement of production, including deferred stripping.

In March 2004, the EITF reached a consensus, based upon the Committee's deliberations and ratified by the FASB, that mineral interests conveyed by leases should be considered tangible assets. On April 30, 2004, the FASB issued a FASB Staff Position ("FSP") amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company does not expect that the adoption of this statement will have a material impact on the Company's financial position or results of operation.

The Emerging Issues Task Force (EITF) reached a consensus, Issue No 04-2, Whether Mineral Rights are Tangible or Non-Tangible Assets”. The conclusion is that mineral rights are tangible assets and should be amortized over the productive life of the asset. Previously, mineral rights were regarded as intangible assets and were amortized over their life on a straight-line basis. The Company has adopted this new guidance with effect from 2004 on a prospective basis with no effect to the Company’s reported financial position or results of operation.

The EITF published Issue No. 04-03, “Mining Assets: Impairment and Business Combinations”. The consensus provided guidance with respect to commodity prices and value attributable to mineral resources other than proven and probable reserves to be used in the conduct of impairment tests and in the allocation of purchase price arising from a business combination. The Company has applied EITF Issue No. 04-03 when performing the impairment review conducted at December 31, 2004.

During 2004, deliberations began on EITF Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry. In the mining industry, companies may be required to remove overburden and other mine waste materials to access mineral deposits. The costs of removing overburden and waste materials are often referred to as "stripping costs." During the development of a mine (before production begins), it is generally accepted in practice that stripping costs are capitalized as part of the depreciable cost of building, developing, and constructing the mine. Those capitalized costs are typically amortized over the productive life of the mine using the units-of-production method. A mining company may continue to remove overburden and waste materials, and therefore incur stripping costs, during the production phase of the mine. Questions have been raised about the appropriate accounting for stripping costs incurred during the production phase, and diversity in practice exists. In response to these questions, the EITF has undertaken a project to develop an Abstract to address the questions and clarify the appropriate accounting treatment for stripping costs under US GAAP. The EITF issued EITF 04-6, “Accounting for Stripping Costs in the Mining Industry”, which recommends that stripping costs are considered development costs that should be recognized as investments in the mine. The Company is currently evaluating the impact, if any, the adoption of EITF 04-6 will have on the Company's financial position or results of operation.

During 2004, EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was issued and establishes guidance to be used in determining when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The Company does not expect that the adoption of this statement will have a material impact on the Company's financial position or results of operation.

NORTHERN ORION RESOURCES INC.
Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(Expressed in thousands of United States dollars, except per share amounts)

15.	SUBSEQUENT EVENTS

Subsequent to December 31, 2004:

(a)
1,812,500 purchase warrants were exercised at prices ranging from Cdn$1.30 to Cdn$1.50 per common share and 50,000 stock options were exercised at prices ranging from Cdn$1.30 to Cdn$1.50 per common share for proceeds of Cdn$2,581. An additional 200,000 stock options were exercised as stock appreciation rights.

(b)
The Company completed a short form prospectus offering for the sale of 34,250,000 units of the Company at a price of Cdn$3.65 per unit for gross proceeds of Cdn$125,013. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to subscribe for one additional common share at a price of Cdn$6.00 and will expire on February 17, 2010.

These warrants trade on the Toronto Stock Exchange.

(c)
The Company entered into a financial advisory services agreement with Endeavour Financial International Corporation (“Endeavour”) pursuant to which Endeavour will act as the Company’s financial advisor and assist in obtaining financings, other than the raising of equity capital, for the development of the Company’s Agua Rica Project. Endeavour will be paid a monthly retainer of $15, as well as fees based on certain milestones and a success fee based on transaction value.